INDEMNITY STOCK ESCROW
           AND PLEDGE AGREEMENT



     THIS INDEMNITY STOCK ESCROW AND PLEDGE AGREEMENT (this "Agreement") made and entered into this 4th day of April, 2000, by and among the Persons named on Exhibit A (collectively, the "Pledgors"), as the former shareholders of Operator Service Company, a Texas corporation, and Billing Concepts Corp., a Delaware corporation ("Pledgee"), and U.S. Trust Company of Texas, N.A., as Escrow Agent ("Escrow Agent"). Except as otherwise defined herein, capitalized terms used in this Escrow Agreement will have the meanings set forth in the Merger Agreement (as hereinafter defined).

                              W I T N E S S E T H:

     WHEREAS, contemporaneously herewith the Pledgors and Pledgee are executing a certain Plan of Reorganization, Merger and Acquisition Agreement (the "Merger Agreement"), which contemplates, inter alia, the deposit of certain securities into escrow with the Escrow Agent for the purpose of securing the indemnity obligations of the Pledgors pursuant to the Merger Agreement (the "Indemnity Obligations"); and,

     WHEREAS, the Pledgors and Pledgee have agreed that the Pledgors and Pledgee will enter into this Agreement with the Escrow Agent pursuant to which the Pledgors pledge in escrow to the Escrow Agent 461,573 shares (the "Pledged Securities") of the common stock of Pledgee pursuant to Section 2.6 of the Merger Agreement; and,

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and Ten Dollars ($10.00) and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of Escrow Agent. The Pledgors and Pledgee hereby appoint U.S. Trust Company of Texas, N.A. to serve as Escrow Agent, and the Escrow Agent hereby accepts, under the terms of this Agreement, such appointment and the agency created thereby.

     2. Indemnity Escrow and Pledge of Shares. Each Pledgor hereby grants a security interest to Pledgee in the Pledged Securities and the Indemnity Escrow Fund (as hereinafter defined). Concurrent with the Closing, the Pledgors will deposit the Pledged Securities with the Escrow Agent who will hold such shares in escrow in order to secure the Indemnity Obligations until the Escrow Agent is required to release such shares pursuant to the terms of this Agreement and the Merger Agreement. The Escrow Agent agrees to accept delivery of the Pledged Securities in escrow subject to the terms and conditions of the Merger Agreement and this Agreement and to hold the Pledged Securities as security for the payment by the Pledgors of any Indemnity Obligations, all in accordance with the applicable terms and provisions hereof and of the Merger Agreement. Each Pledgor has also deposited with the Escrow Agent duly executed stock powers naming the Escrow Agent as attorney-in-fact and agent for the limited purpose of reconveying the Pledged Securities to Pledgee or such Pledgor, as the case may be. Pledgee has executed and delivered a Release of Lien (the "Release of Lien") to the Escrow Agent releasing and terminating its security interest in the Pledged Securities and which Release of Lien is to be held in escrow by the Escrow Agent until the Indemnity Obligations are fully and finally resolved. The Pledged Securities and all proceeds therefrom, together will all income earned thereon, is herein called the "Indemnity Escrow Fund." The Indemnity Escrow Fund will be held, invested, reinvested and disbursed by the Escrow Agent in accordance with the terms hereof and the Merger Agreement.

     3. Representations of the Pledgors. Each Pledgor warrants and represents that (i) there are no restrictions upon the transfer of any of the Pledged Securities owned by such Pledgor, other than as may appear on the face of the certificate(s) and except as arise under applicable federal and state securities laws and regulations, (ii) the Pledged Securities owned by such Pledgor are not subject to any encumbrances, except as arise under applicable federal and state securities laws and regulations and as described or referred to herein, and
(iii) such Pledgor has the right to transfer the Pledged Securities owned by such Pledgor free of any encumbrance or obligation and without obtaining the consents of any other persons except as may be required under applicable federal and state securities laws and regulations.

     4.    Dividends.   Any  cash  dividends will be  distributed  currently  by
Pledgee to the Pledgors.

     5. Voting Rights. During the term of this Agreement or until Pledgee obtains possession of any Pledged Securities pursuant to Section 9 herein, the Pledgors shall have the right to vote the Pledged Securities on all corporate questions as shareholders of Pledgee and, if a need shall arise, the Escrow Agent shall execute due and timely proxies in favor of the Pledgors to this end. While the Pledged Securities remain in the Escrow Agent's possession pursuant to this Agreement, the Pledgors will retain and be able to exercise all other incidents of ownership of the Pledged Securities that are not inconsistent with the terms and conditions hereof.

     6. Stock Adjustments. In the event that, during the term of this Agreement, (i) any stock dividend, reclassification, readjustment or other change be declared or made in the capital stock of the issuer of the Pledged
Securities or (ii) the issuer of any of the Pledged Securities be consolidated with or merged into another corporation, then, and in any such event or events, all new, substituted or additional shares (or other securities), cash or other consideration issued by reason of any such event, shall be deemed and treated as an integral part of the Pledged Securities and Indemnity Escrow Fund (and included within the definition of Pledged Securities and Indemnity Escrow Fund set forth hereinabove) and shall be held by the Escrow Agent pursuant to the terms of this Agreement in the same manner as the shares of stock originally deposited hereunder.

     7. Termination of Agreement. The Indemnity Escrow Fund shall be held by the Escrow Agent for a period of one year following the Effective Time (the "Indemnity Escrow Termination Date"); provided, however, if as of such date the Indemnitees shall have made a claim for indemnification or payment pursuant to
Article 11 of the Merger Agreement (including, but not limited to, a Third-Party Claim) or otherwise, which has not been finally resolved by such date, Escrow Agent shall continue to hold the Indemnity Escrow Fund until all such claims (including, but not limited to, all Third-Party Claims) shall have been finally resolved. Upon termination of this Agreement according to the above terms, the security interests herein created in the Pledged Securities shall be terminated and the Escrow Agent shall (i) deliver to the Pledgors all the shares of the Pledged Securities then in the Escrow Agent's possession, if any, free and clear from the encumbrance created by the provisions of this Agreement and duly endorsed for transfer and (ii) the executed Release of Lien. The number of Pledged Securities is equal to each Pledgor's proportionate share of the
Indemnity Escrow Fund as set forth on Exhibit A ("Pro Rata Share"). Any delivery to Pledgors to be made by Escrow Agent under this Section 7 shall be made so that each Pledgor receives his Pro Rata Share of the total amount of each type of property (principally Pledged Securities) constituting the Indemnity Escrow Fund immediately before such distribution.

     8. Indemnification Event. Pledgee and the Purchaser and the other BCC Parties included in the definition of Indemnitee are indemnified pursuant to the terms of Article 11 of the Merger Agreement (which terms are incorporated herein by reference) from and against any Damages, subject to the limitations set forth in Article 11 of the Merger Agreement and herein. The Pledged Securities will be security for the Indemnity Obligations, subject to the limitations, and in the manner provided, in Article 11 of the Merger Agreement and this Agreement.

     9. Remedies. Until the happening of any event that an Indemnitee has determined has given or could give rise to a right of indemnification under the Merger Agreement (an "Indemnification Event"), Pledgee's rights with respect to the Escrow Fund shall be those of a Secured Party under the Texas Business and Commerce Code in force (the "Code") at the date of this Agreement and under any other applicable law from time to time in effect.

     Upon the occurrence of any Indemnification Event, the Escrow Agent shall make distributions from the Indemnity Escrow Fund to Pledgee upon receiving a written joint distribution request executed by both Pledgee and the Stockholder Representative specifying the amount that is to be distributed to Pledgee from the Escrow Fund. If there is a disagreement as to the disbursement and delivery of the Escrow Fund between the Pledgee and the Pledgors, the disagreement shall be resolved pursuant to the provisions of the Merger Agreement and, upon completion of any arbitration proceeding, the arbitrator or other appropriate party shall certify the results of the arbitration to the Escrow Agent, including the decision, and the Escrow Agent shall be entitled to rely and act accordingly with respect to payments to Pledgee hereunder, if any, on the basis of the decision of the arbitrator as so certified.

     Any amount owed pursuant to an Indemnification Obligation will be payable out of the Pledged Securities then held by the Escrow Agent at a per share value equal to $6.50. If Pledged Securities are applied to satisfy an Indemnification Obligation, the Escrow Agent, as attorney-in-fact and agent for the holder of the Pledged Securities, shall deliver to the transfer agent for the BCC Stock (the "Transfer Agent"), the certificates representing the shares of Pledged Securities together with instructions to the Transfer Agent to reissue the number of shares necessary to satisfy the Indemnification Obligation to Pledgee (which shares shall become treasury shares with respect to Pledgee) and to reissue the remaining shares in the names of the original holder of the shares of the Pledged Securities. The reissued shares that are not issued to Pledgee shall then be delivered to the Escrow Agent and continue to be shares of Pledged Securities until the Indemnity Escrow Termination Date. No fractional shares of Pledged Securities shall be delivered to Pledgee to satisfy any Indemnification Obligation; and in lieu of any such fractional shares, the number of Pledged Securities so delivered to Pledgee shall be rounded to the nearest whole share and the amount of cash delivered to Pledgee to satisfy such Indemnification Event shall be adjusted accordingly. In the event that the Escrow Fund contains cash in addition to the Pledged Securities, any Indemnification Obligations shall be satisfied first from the Pledged Securities and then from such cash.

     10. Obligation of Escrow Agent. If there is any dispute as to whether (i) the Escrow Agent is obligated to deliver any cash, shares (constituting all or any part of the Pledged Securities) or other documents which it holds or (ii) as to whom said cash, shares of stock or other documents are to be delivered, the Escrow Agent shall not be obligated to make any delivery, but, in such event, may hold the same until receipt by the Escrow Agent of an authorization, in writing, signed by all of the parties having an interest in such dispute directing the disposition of the same; or, in the absence of such authorization, the Escrow Agent may hold said shares of stock, cash and/or other documents until the final determination of the rights of the parties in accordance with the Merger Agreement. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit said shares of stock, cash and/or documents in the Registry of the District Court in and for San Antonio, Texas, pending such determination.

     The Escrow Agent shall not be responsible for any acts or omissions unless negligently or willfully done, and upon making delivery of the shares of stock, cash and/or documents which the Escrow Agent holds in accordance with the terms of this Agreement, the Escrow Agent shall have absolutely no further liability hereunder. The Escrow Agent shall serve without bond, security or surety.

     In the event that the Escrow Agent places the shares of stock (constituting all or any part of the Pledged Securities), cash or any other documents that have actually been delivered to the Escrow Agent as Escrow Agent pursuant to this Agreement in the Registry of an appropriate Court having jurisdiction thereof, and files an action of interpleader, naming the parties hereto, the Escrow Agent shall thereupon and thereafter be released and relieved from any and all further obligation and liability hereunder or in connection herewith. The parties shall and do hereby, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any and all damages or losses arising hereunder or in connection herewith, including but not limited to all costs and expenses incurred by the Escrow Agent in connection with the filing of such action including, but not limited to, reasonable attorney's fees for the Escrow Agent's attorneys through all trial and appellate levels.

     11.   Expenses.   All  fees and expenses of the Escrow  Agent  incurred  in
performing its responsibilities hereunder will be paid 50% by the Pledgors and 50% by Pledgee upon receipt of a written invoice from the Escrow Agent.

     12. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than ten days following such notice date of when such resignation will take effect. Pledgee will designate a successor Escrow Agent in accordance with the terms of the Merger Agreement. The Escrow Agent will promptly transfer the Indemnity Escrow Fund to such designated successor.

     13. Modification and Alteration. This Agreement may not be altered or amended unless in writing, signed by the parties against whom enforcement is sought.

     14. Persons Bound. This Agreement shall be binding upon and shall inure to the benefit of Pledgee, the Pledgors and the Escrow Agent and their respective heirs, representatives, successors and assigns.

     15. Entire Agreement. This Agreement represents the entire agreement between the parties with regard to the pledging, deposit in escrow and the holding of the Indemnity Escrow Fund as collateral for the purposes set out herein.

     16. Time is of the Essence. The parties acknowledge that time is of the essence.



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     IN  WITNESS WHEREOF, the parties hereto have executed this Indemnity  Stock
Escrow and Pledge Agreement in multiple original counterparts as of the day and year first above written.

                              PLEDGORS:



                              Michael R. Smith



                              James Kirk Smith


                              STOCKHOLDER REPRESENTATIVE:





                              PLEDGEE:

                              BILLING CONCEPTS CORP.



                              By:
                              Name:
                              Title:




                              ESCROW AGENT:

                              U.S. Trust Company of Texas, N.A.


                              By:
                              Name:
                              Title:





                                    EXHIBIT A

LIST OF PLEDGORS                                   PRO RATA SHARE

Michael R. Smith                         369,258 shares - 80.0%
James Kirk Smith                         92,315 shares - 20.0%